Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 SEV, Inc.
(A Development Stage Company)

 We hereby consent to this inclusion in this Registration Statement on Form S-1/A, Amendment No. 3 of our report dated March 18, 2011 of SEV, Inc. relating to the financial statements as of July 31, 2010 and 2009 and for the period from inception (May 28, 2008) through July 31, 2010, including the audited balance sheets as of July 31, 2010 and 2009, and the related statements of operations, stockholders equity (deficit), and cash flows for the years then ended and for the period from inception (May 28, 2008) to July 31, 2010, and to the reference to our firm under the caption “Experts” in the Registration Statement.

 /s/ M&K CPAS, PLLC
 Houston, Texas

April 19, 2011